Exhibit 3.49

CERTIFICATE OF INCORPORATION

OF

WESTERN PCS I IOWA CORPORATION

ARTICLE I

The name of this Corporation is Western PCS I Iowa Corporation.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The name and address of the incorporator of this corporation is:

Lee A. Tostevin	c/o Western Wireless Corporation
2001 NW Sammamish Rd., #100
Issaquah, WA 96027

ARTICLE IV

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE V

This Corporation is to have perpetual existence.

ARTICLE VI

This Corporation is authorized to issue 3,000 shares of Common Stock, par value $0.001 per share. Authority is hereby expressly granted to the Board of Directors of this Corporation from time to time to issue any authorized but unissued shares of Common Stock for such consideration and on such terms as it may determine.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

ARTICLE VIII

The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to the provisions of Article VII and this Article VIII.

ARTICLE IX

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article IX would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by law, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article X.

ARTICLE XI

Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

THE UNDERSIGNED, being the incorporator herein above named, for the purpose of forming a Corporation to do business within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does hereby make and file this Certificate of Incorporation.

Date:  August 15, 1997

/s/ Lee A. Tostevin
Lee A. Tostevin

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

WESTERN PCS I IOWA CORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the following Certificate of Amendment of Certificate of Incorporation is submitted for filing:

1.        The name of the corporation (hereinafter called the “Corporation”) is Western PCS I Iowa Corporation.

2.        Article I of the Certificate of Incorporation of the Corporation is hereby amended as follows:

ARTICLE I

The name of this Corporation is VoiceStream

PCS I Iowa Corporation.

3.        This Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.        The effective time of the amendment shall be upon filing.

The undersigned, pursuant to the laws of the State of Delaware, hereby executes this Certificate of Amendment of Certificate of Incorporation as his act and deed under penalty of perjury dated this       28  day of       April            , 1999.

/s/ Alan R. Bender
Alan R. Bender
Senior Vice President
General Counsel
Secretary

State of Washington	)
)
County of King	)

I hereby certify that I know or have satisfactory evidence that Alan R. Bender is the person who appeared before me, that he is the Senior Vice President, General Counsel and Secretary of the above-name corporation, and that he signed this instrument and acknowledged it to be his free and voluntary act for the uses and purposes mentioned in this instrument.

Dated this 28 day of April , 1999

/s/ Shaun Addis Leibfried
Notary
Name:	Shaun Addis Leibfried

My appointment expires:	6/4/02